Exhibit 99.2

            National Lampoon Announces Management Changes


    LOS ANGELES--(BUSINESS WIRE)--June 16, 2007--National Lampoon (AMEX:NLN) today announced changes in the executive management of the company. David Kane has been appointed the chief financial officer of the company, effective July 1, 2007. Kane has been serving as the interim CFO of the company since January. Additionally, current company president Bruce Long will be leaving the company in July to pursue other endeavors.

    "While serving as interim CFO for the past several months, David Kane has proven to be a valuable and trusted team member," stated Daniel Laikin, National Lampoon's Chief Executive Officer. "In addition to his skills as a financial leader, David has made solid contributions in all aspects of operations."

    "Bruce Long has been an important part of the company's recent growth, he has been critical in helping us aggressively move into the online world," continued Laikin. "I want to thank Bruce for his vision and efforts, and I am disappointed to see him go. Bruce was also key in the recent push into our self-produced National Lampoon motion pictures."

    Laikin will be assuming the additional role of president.

    National Lampoon is in post production of its first motion picture, "National Lampoon's Bag Boy" and recently commenced principal photography on its second feature, "National Lampoon's Ratko, the Dictator's Son".

    About National Lampoon

    National Lampoon, Inc. (AMEX:NLN) has been a dominant force in the US comedy world for almost 30 years and is currently active in a broad array of media and entertainment segments, including feature films, television programming, online and interactive entertainment, home video, audio CDs and book publishing. The Company also owns interests in all major National Lampoon properties, including National Lampoon's Animal House, the National Lampoon Vacation series and National Lampoon's Van Wilder. National Lampoon reaches nearly one in four of all 18 to 24 year old college students in America today. The Company has three core operating divisions: Entertainment Division, College Marketing Division, and a distribution arm National Lampoon Networks, providing content traditionally through its College TV network and across new media through multiple in-house digital platforms including Nationallampoon.com, DrunkUniversity.com, Toga TV.com, Knuckleheadvideo.com, the National Lampoon Video Network (which includes channels on AOL, Joost, Youtube and others) and the National Lampoon Humor Network - the most trafficked humor sites on the web - along with multiple other outlets housed on its online comedy website www.nationallampoon.com.

    Forward-Looking Statements

    This press release contains forward-looking statements, which are based on the Company's current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like "would," "intend," "hope," "will," "may," "should," "expect," "anticipate," "believe," "estimate," "predict," "continue," or similar words. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company's expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate in the United States and other risks and uncertainties, including those enumerated and described in the Company's filings with the Securities and Exchange Commission, whose filings are available on the SEC's website at Sec.com. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: LCO PR
             Dawn Miller, 310-300-0950 ext. 231
             dmiller@LCOonline.com
             Alastair Duncan, 310-300-0950 ext. 223
             aduncan@LCOonline.com